UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 30, 2006

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California	000-28540	94-3079392
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle

Fremont California 94555

(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

On November 30, 2006 Versant Corporation (“Versant”) and its subsidiary Versant GmbH (“Versant Germany”) entered into a Joint Employment Agreement and Managing Director Service Contract (the “Agreement”) with Jochen Witte, Versant’s Chief Executive Officer and President.  The Agreement sets forth terms of Mr. Witte’s employment as Versant’s Chief Executive Officer and President and as the Managing Director of Versant Germany.  Subject to earlier termination of Mr. Witte’s services, the Agreement’s term continues until the close of Versant’s 2009 fiscal year.  The principal terms of the Agreement are summarized below:

•                  As Versant’s Chief Executive Officer and President, Mr. Witte will be entitled to be paid a cash bonus based on Versant’s net income for its fiscal year ending October 31, 2007 (“fiscal 2007”), computed before deduction of the bonus (“Pre-Bonus Net Income”).  Under this bonus arrangement, following each of the first three quarters of fiscal 2007, Mr. Witte is to be paid a bonus equal to 3% of Versant’s Pre-Bonus Net Income for that fiscal quarter (a “bonus advance”) and, following the close of fiscal 2007, a bonus equal to 6% of Versant’s Pre-Bonus Net Income for fiscal 2007 minus all previously paid bonus advances.  If the bonus advances exceed 6% of Versant’s Pre-Bonus Net Income for fiscal 2007, then Mr. Witte will retain all bonus advances.

•                  The Agreement also provides that, as Managing Director of Versant Germany, Mr. Witte will be paid a base salary by Versant Germany at a rate of 216,000 Euros per year and that if he is terminated as Managing Director of Versant Germany without cause prior to expiration of the Agreement’s term he will be entitled, in exchange for a release of claims, to severance payments equivalent to the sum of (i) the base salary paid to him by Versant Germany in Versant’s three most recent fiscal quarters ended prior to the termination plus (ii) an amount equal to any bonus payments made to him by Versant in the three most recent fiscal quarters ended prior to the termination.  This severance is to be paid in equal monthly installments over a six month period following termination.

•                  Pursuant to the Agreement, on November 27, 2006 Mr. Witte was granted a nonqualified option to purchase up to 20,000 shares of Versant common stock pursuant to Versant’s 2005 Equity Incentive Plan.  The option is scheduled to vest and become exercisable over a three-year period on Versant’s standard vesting terms so that 25% of the shares become exercisable nine months after the option grant date, with the balance vesting at the rate of 2.78% of the shares per month thereafter.

•                  The Agreement provides that all Mr. Witte’s then outstanding stock options will be subject to 12 months of accelerated vesting if, during the term of the Agreement, Mr. Witte’s employment as Versant’s Chief Executive Officer is terminated without cause.

•                  The Agreement also provides that, for each Versant fiscal year during the term of the Agreement, Versant’s board of directors or the compensation committee of the board will establish a contingent bonus program for Mr. Witte and determine whether he is to be granted any additional stock options.

•                  Under the Agreement Mr. Witte is also subject to certain non-competition obligations in the event he is terminated as Managing Director of Versant Germany.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: December 1, 2006	By: /s/ Jerry Wong
Jerry Wong, Chief Financial Officer